EXHIBIT 99.1

KEY ANNOUNCES $426 MILLION COMMON STOCK REPURCHASE PROGRAM

Plans to Evaluate Dividend Increase in Second Quarter

CLEVELAND, OH, March 14, 2013 – KeyCorp (NYSE:KEY) announced today that its Board of Directors has authorized a share repurchase program of up to $426 million of its common stock. KeyCorp’s Board will consider a dividend increase at its regular May meeting.

In connection with the 2013 Comprehensive Capital Analysis and Review of bank holding companies, the Federal Reserve has reviewed Key’s capital plan and notified the Company that it does not object to the capital plan.

Key’s capital plan, which was approved by its Board of Directors prior to submission, requested authority to increase its quarterly common stock dividend from $0.05 per share up to $0.055 per share, effective in the second quarter of 2013. Key’s Board of Directors will consider the potential dividend increase at its regular May meeting.

In addition, as previously announced on February 21, 2013, Key intends to file an updated capital plan with the Federal Reserve seeking to use the gain realized upon closing of the sale of Victory Capital Management and its broker dealer affiliate Victory Capital Advisers to repurchase shares of its common stock. The sale is expected to close during the third quarter.

“Today’s actions are consistent with our capital priorities and demonstrate the Board’s ongoing commitment to return capital to our shareholders,” said Beth E. Mooney, Chairman and Chief Executive Officer. “Key remains one of the best capitalized banks in its peer group, with a Tier 1 common equity ratio of 11.36%, at December 31, 2012. By focusing on our core relationship banking model, we continue to grow revenue, strengthen our balance sheet, become more efficient and maintain peer-leading capital levels. We have made a commitment to our shareholders and delivering on that commitment continues to be a priority for Key.”

Key intends to execute the repurchase of its common stock through the open market or in privately negotiated transactions. The Company anticipates completing the common stock repurchases by the end of the first quarter of 2014. The reacquired shares will be held as treasury shares and may be reissued for various corporate purposes.

About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $89.2 billion on December 31, 2012.

Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 14 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of Key’s control. Key’s actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC and is available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.